Exhibit 10.4

AMENDMENT TO SEVERANCE AGREEMENT

THIS AMENDMENT TO SEVERANCE AGREEMENT (the “Amendment”), made and entered into effective as of this ______ day of _________________, 2008 (the “Effective Date”), is by and between Cyberonics, Inc., a Delaware corporation (the “Company”), and _______________________ (the “Employee”).

WHEREAS, Employee is a key employee of the Company; and

WHEREAS, the Company and Employee previously entered into a Severance Agreement (the “Agreement”) seeking to retain Employee despite the possibility of a Change of Control (as defined in the Agreement) and the fact that this possibility is unsettling and may result in the departure of key employees to the detriment of the Company and its stockholders;

WHEREAS, the Agreement remains in full force and effect as of this date; and

WHEREAS, the Company and Employee desire to amend the terms and conditions of the Agreement so as to bring the Agreement into documentary compliance with the final Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree to modify the Agreement as follows:

1.           The first paragraph of Section 3 shall be amended to delete the following language:

“Anything in this Agreement to the contrary notwithstanding, if Employee’s employment with the Company is terminated during the Term and prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control, or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the Change of Control shall be deemed to have occurred on the date immediately prior to the date of Employee’s termination and Employee shall be deemed terminated by the Company during the Protected Period other than for Cause.”

2.	Section 3(v) shall be amended to replace the provision in its entirety with the following:

“(v)           Date of Termination. “Date of Termination” shall mean (A) if Employee is terminated for Disability, 30 days after Notice of Termination is given, provided that

Employee shall not have returned to the performance of Employee’s duties on a full-time basis during such 30-day period, (B) if Employee’s employment is terminated pursuant to subparagraph (iii) above, the date which is thirty (30) days from the date of the Notice of Termination, and (C) if Employee’s employment is terminated for any other reason on or after a Change of Control, the date of such termination.”

3.	Section 4(i) shall be amended to replace the provision in its entirety with the following:

“(i)           If, during the Protected Period, Employee fails to perform Employee’s normal duties as a result of incapacity due to physical or mental illness, Employee shall continue during the period of such disability (prior to termination of employment) to receive Employee’s full Base Salary and any awards, deferred and nondeferred, payable during such period under the Bonus Plan, less any amounts paid to Employee during such period of disability pursuant to the Company’s short term disability or sick-leave program(s) until Employee’s employment is terminated or such disability ends.  This Section 4(i) shall not reduce or impair Employee’s rights to terminate employment for a Good Reason as otherwise provided herein.”

4.	Section 4(ii) shall be amended to replace the provision in its entirety with the following:

"(ii)           If, during the Protected Period, Employee's employment shall be terminated (x) by the Company for Cause or Disability, (y) by Employee's death, or (z) by Employee other than for a Good Reason, the Company shall pay Employee's earned but unpaid Base Salary through the Date of Termination and the Company shall have no further obligations to Employee under this Agreement."

5.	Section 4(iii) shall be amended to replace the provision in its entirety with the following:

“(iii)         If, during the Protected Period, (1) the Company shall terminate Employee other than for Cause or Disability or (2) Employee shall terminate Employee’s employment for a Good Reason, then, Company shall pay to Employee an amount equal to (A) three times the sum of Employee’s Base Salary and Bonus Amount at the time of termination; plus (B) that portion of Employee’s Base Salary earned, and vacation pay vested for the prior year and accrued for the current year to the Date of Termination, but not paid or used, and (C) all other amounts previously deferred by Employee or earned but not paid as of such date under all Company bonus or pay plans or programs.  Subject to Section 14, the payments under clause (A) above shall be paid within five business days after Employee’s Separation from Service resulting from Employee’s termination under this Section 4(iii).  The payment under clause (B) above shall be made within five business days after the Date of Termination.  Any payments under clause (C) above shall be paid at such time and in such manner as set forth in such plans or programs subject to compliance with Code Section 409A.  For purposes of this Agreement, Employee's "Separation from Service" shall  mean a separation from service as determined in accordance with Code Section 409A and the applicable standards of the Treasury Regulations issued thereunder.”

6.	Section 4(v) shall be amended to replace the provision in its entirety with the following:

“(v)         In the event that any payment or benefit received or to be received by Employee pursuant to the terms of this Agreement or any other plan, arrangement or agreement with (A) the Company, (B) any person  whose actions result in a “change in control” (for purposes of Section 280G of the Internal Revenue Code (the “Code”)) or (C) any person affiliated with the Company or such person) (all such payments and benefits being hereinafter called “Total Payments”) would be subject to the excise tax imposed under Section 280G of the Code, the Company shall pay to Employee such additional amount (the “Gross-Up Payment”) such that the net amount retained by Employee, after deduction of any excise tax imposed under Section 4999 of the Code (the “Excise Tax”) on the Total Payments and all federal, state and local taxes, including the Excise Tax, upon the Gross-Up Payment, shall be equal to the Total Payments.  For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee’s residence on the date on which the Gross-Up Payment is calculated for purposes of this subparagraph.  Such payment shall be made within ten (10) business days following the date that the Excise Taxes are remitted to the tax authorities but no later than the close of the calendar year following the calendar year in which the taxes are remitted to the tax authorities.  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, Employee shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment being repaid by Employee to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Employee with respect to such excess) within ten (10) business days following the date that the Excise Taxes are remitted to the tax authorities but no later than the close of the calendar year following the calendar year in which the taxes are remitted to the tax authorities.  Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.  The parties intend that the Gross-Up Payment be determined in a manner that is most favorable to Employee.”

7.	The Agreement shall be amended to include the following as a new Section 14:

“14.        Section 409A.

(i)           This Agreement is intended to comply with the requirements of Section 409A of the Code.  Accordingly, all provisions herein shall be construed and interpreted to comply with Code Section 409A and if necessary, any such provision shall be deemed amended to comply with Code Section 409A and the regulations thereunder.

(ii)           Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which Employee becomes entitled under this Agreement in connection with the termination of Employee’s employment with the Company shall be made or paid to Employee prior to the earlier of (i) the first day of the seventh (7th) month following the date of Employee’s Separation from Service due to such termination of employment or (ii) the date of Employee’s death, if Employee is deemed, pursuant to the procedures established by the Board in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all for all non-qualified deferred compensation plans subject to Code Section 409A, to be a “specified  employee” at the time of such Separation from Service  and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 14(ii) shall be paid in a lump sum to Employee, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.   The specified employees subject to a delayed commencement date shall be identified on December 31 of each calendar year.  If Employee is so identified on any such December 31, he shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year.”

8.           Employee acknowledges that Employee has had the right to consult with counsel and is fully aware of his rights and obligations under Agreement and this Amendment.

9.           Except as expressly modified by this Amendment, the provisions of the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Company and Employee have caused this Amendment to be executed by their duly authorized representative as of the date and year set forth above.

Cyberonics, Inc.	Employee

By:___________________________________	By:__________________________________

Date:_________________________________	Date:_________________________________